Exhibit 99
News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	NASDAQ Global Select Market	(630) 875-7283
SYMBOL:	FMBI	www.firstmidwest.com
FIRST MIDWEST REPORTS STRONG FULL YEAR AND FOURTH QUARTER RESULTS
*	Record Net Income of $117.2 million, Up 15.7% vs. 2005
*	ROAA of 1.42% and ROAE of 16.9% for Full Year 2006
*	EPS of $0.63 for 4Q06, Up 28.6% vs. 4Q05
*	Loan Growth of 16.3% vs. 4Q05
*	Net Interest Margin of 3.57% for 4Q06 vs. 3.69% for 3Q06
*	Nonperforming Assets Decreased 12.1% vs. 3Q06

ITASCA, IL, JANUARY 24, 2007 - First Midwest Bancorp, Inc. ("First Midwest") (NASDAQ NGS: FMBI) today reported net income for fourth quarter ended December 31, 2006 of $31.5 million, up 39.3% as compared to $22.6 million in fourth quarter 2005. First Midwest's net income for full year 2006 was $117.2 million, up 15.7% as compared to $101.4 million in 2005. Earnings per diluted share was $0.63 for fourth quarter ended December 31, 2006 and $2.37 for full year 2006, as compared to $0.49 for fourth quarter 2005 and $2.21 for full year 2005.

Performance for fourth quarter 2006 reflects certain counter balancing events:

* Net realized securities gains of $3.4 million, or $0.04 per diluted share for fourth quarter 2006 as compared to net realized securities losses of $6.2 million, or $0.08 per diluted share, for fourth quarter 2005.

* A $1.1 million increase in loan loss provisioning as compared to fourth quarter 2005, or $0.01 per diluted share, due in part to a $1.3 million charge related to a single, purchased commercial lease.

* The recognition of stock option expense of $650 thousand, or $0.01 per diluted share, in fourth quarter 2006 pursuant to the adoption of SFAS No. 123R, "Share-Based Payment," on January 1, 2006.

* The absence of employee severance costs in fourth quarter 2006 as compared to $679,000, or $0.01 per diluted share, in fourth quarter 2005.

Performance for full year 2006 reflects the following counter balancing events:

* Net realized securities gains of $4.3 million, or $0.06 per diluted share in 2006 as compared to net realized securities losses of $3.3 million, or $0.04 per diluted share, in 2005.

* The negative impact of integration and related costs totaling $3.0 million, or $0.04 per diluted share, recorded in the second quarter of 2006 specific to the Bank Calumet acquisition.

* Stock option expense of $2.8 million, or $0.04 per diluted share, in 2006 recognized pursuant to the adoption of FAS 123R on January 1, 2006.

Fourth quarter 2006 performance resulted in an annualized return on average assets of 1.47%, as compared to 1.25% for fourth quarter 2005, and an annualized return on average equity of 16.4%, as compared to 16.6% for fourth quarter 2005.

"Our performance in 2006 reflects the cross-currents outlined above. All of this activity was accomplished in perhaps the most challenging interest rate environment on record," said First Midwest President and Chief Executive Officer John O'Meara.

"The successful acquisition and integration of Bank Calumet significantly increased our total assets and importantly expanded our suburban Chicago distribution network by over 40%. In addition to the benefits of Bank Calumet, our sales platform continues to perform at a high level, producing year over year growth in corporate lending, trust and asset management, and fee-based revenues. At the same time our planned reduction in the relative size of our securities portfolio is on track."

Earnings Guidance

O'Meara concluded, "The headwinds of the current interest rate and competitive environment continues to hamper earnings expansion in 2007 for both ourselves and the industry at large, primarily through margin compaction. In such an environment, the strength of our above-peer profitability, balance sheet, sales platform, and credit culture affords First Midwest opportunities to successfully weather this environment, while remaining focused on the long-term success of the Company. In 2007 solid corporate loan growth, low credit costs, increased fee-based revenues, diligent expense management, and the prudent administration of our securities portfolio are expected to continue to mitigate margin pressures. We currently expect full year diluted earnings per share to be in the range of $ 2.41 to $2.51."

Net Interest Margin

First Midwest's net interest income was $62.8 million for fourth quarter 2006, up 5.8% from $59.3 million for fourth quarter 2005. This increase was driven by a $1.0 billion increase in average interest-earning assets as compared to fourth quarter 2005, which was primarily due to the acquisition of Bank Calumet on March 31, 2006. Net interest margin for fourth quarter 2006 was 3.57%, down 12 basis points from third quarter 2006, reflecting the combined impact of the inverted interest rate yield curve on interest-earning asset yields and increased deposit and borrowing costs.

Securities Portfolio Activity

Total securities as of December 31, 2006 were $2.5 billion, down from $2.7 billion as of September 30, 2006, as proceeds received from mortgage-backed securities cash flows and the sale of municipal securities were not fully reinvested given the narrow spread between asset yields and funding costs available in the marketplace. In addition, fourth quarter 2006 market conditions afforded the opportunity to sell approximately $50 million of tax exempt municipal securities yielding, on a tax-equivalent basis, 7.43%, and realize a gain of $3.3 million. As of December 31, 2006, total municipal securities were $1.1 billion and reflected an unrealized $4.4 million in appreciation affording further balance sheet flexibility in 2007.

Increases in Loan Growth and Funding

Total loans grew to $5.0 billion as of December 31, 2006, an increase of 16.3% from December 31, 2005. This growth was due primarily to the addition of $676.4 million of loans acquired as part of the acquisition of Bank Calumet. Total loans as of December 31, 2006 declined $60.6 million, or 1.2%, as compared to September 30, 2006, reflecting lower consumer and corporate loan balances. Consumer loans declined $29.0 million on a linked quarter basis, primarily due to continued run off of the Company's indirect auto portfolio. Corporate loans declined $31.6 million, due to lower commercial and commercial real estate balances. While corporate sales activity was brisk throughout the quarter, large payoffs resulting from completed interim financing projects dampened outstandings.

Average deposits for fourth quarter 2006 totaled $6.2 billion, an increase of 20.0%, as compared to fourth quarter 2005, primarily as a result of deposits obtained through the acquisition of Bank Calumet. As compared to third quarter 2006, average deposits for fourth quarter 2006 declined $52.7 million, as growth in time deposit and savings account levels were offset by lower NOW and money market account balances, resulting primarily from seasonal declines in public fund deposits.

Noninterest Income and Expense

First Midwest's total noninterest income for fourth quarter 2006 was $29.7 million as compared to $14.4 million for fourth quarter 2005. Noninterest income for fourth quarter 2006 included $3.4 million in securities gains, and fourth quarter 2005 included $6.2 million in securities losses. The remaining components of noninterest income totaled $26.3 million for fourth quarter 2006, an increase of 27.8% as compared to fourth quarter 2005, reflecting higher fee-based revenues and revenue from corporate owned life insurance. In fourth quarter 2006, fee-based revenues totaled $23.3 million, an increase of $4.9 million or 26.4%, as compared to fourth quarter 2005, with approximately $3.4 million of this increase attributable to the acquisition of Bank Calumet, and the remainder reflecting higher service charges on deposit accounts and card-based revenues.

Total noninterest expense for fourth quarter 2006 was $47.8 million, up from $42.6 million in fourth quarter 2005. The majority of this increase is attributable to higher salaries, employee benefits, professional services, and occupancy expenses resulting from the acquisition of Bank Calumet.

First Midwest's efficiency ratio was 49.6% for fourth quarter 2006, as compared to 49.8% for fourth quarter 2005.

Stable Credit Quality

First Midwest's overall credit quality remained solid during fourth quarter 2006, with nonperforming assets as of December 31, 2006 totaling $18.9 million, down 12.1% as compared to $21.5 million at September 30, 2006. As of December 31, 2006, nonperforming assets, including foreclosed real estate, represented 0.38% of total loans plus foreclosed real estate, as compared to 0.35% as of December 31, 2005 and 0.42% as of September 30, 2006.

Net charge-offs for fourth quarter 2006 totaled $3.9 million and included a $1.3 million charge related to a single, purchased commercial lease. Net charge offs represented 0.30% of average loans for fourth quarter 2006, as compared to 0.25% for fourth quarter 2005 and 0.21% for third quarter 2006. Provisioning for loan losses for fourth quarter 2006 fully covered net charge-offs. As of December 31, 2006, the reserve for loan losses stood at 1.25% of total loans, as compared to 1.31% as of December 31, 2005 and 1.23% as of September 30, 2006 and represented 384.8% of nonperforming loans.

Solid Capital Management

As of December 31, 2006, First Midwest's Total Risk Based Capital ratio was 12.2%, compared to 11.8% as of December 31, 2005. The Tier 1 Risk Based Capital ratio was 9.6% as compared to 10.7% as of December 31, 2005. First Midwest's Tier 1 Leverage Ratio was 7.3% as compared to 8.2% as of December 31, 2005.

First Midwest's tangible capital ratio, which represents the ratio of stockholders' equity to total assets excluding intangible assets, stood at 5.62%, down from 6.30% as of December 31, 2005. The acquisition of Bank Calumet on March 31, 2006 reduced the tangible capital ratio by 55 basis points as a result of the net impact of the additional goodwill and other intangible assets acquired and common shares issued. In addition, a negative $8.6 million adjustment to equity decreased the tangible capital ratio by 10 basis points. This adjustment resulted from the adoption of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," effective December 31, 2006.

In 2006, First Midwest elected to suspend its stock repurchase program, as it rebuilds tangible capital following the acquisition of Bank Calumet. With 2.1 million shares remaining under its existing authorization, First Midwest may reinstate its repurchase program in 2007, with the pace and timing of repurchase activity, if any, dependent upon market conditions and other factors.

About First Midwest

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 102 offices located in 63 communities, primarily in metropolitan Chicago. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2005 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality Data (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated January 24, 2007

Operating Highlights
Unaudited	Quarters Ended	Years Ended

(Amounts in thousands except per share data)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Net income	$31,528	$31,215	$22,630	$117,246	$101,377
Diluted earnings per share	$0.63	$0.62	$0.49	$2.37	$2.21
Return on average equity	16.40%	17.09%	16.58%	16.87%	18.83%
Return on average assets	1.47%	1.44%	1.25%	1.42%	1.44%
Net interest margin	3.57%	3.69%	3.79%	3.67%	3.87%
Efficiency ratio	49.55%	49.06%	49.76%	50.53%	49.44%

Balance Sheet Highlights
Unaudited	Quarters Ended

(Amounts in thousands except per share data)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005

Total assets	$8,441,526	$8,596,864	$7,210,151
Total loans	5,008,944	5,069,554	4,306,191
Total deposits	6,167,216	6,229,390	5,147,832
Stockholders' equity	751,014	745,869	544,068
Book value per share	$15.01	$14.92	$11.99
Period end shares outstanding	50,025	50,001	45,387

Stock Performance Data
Unaudited	Quarters Ended

Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005

Market Price:
Quarter End	$38.68	$37.89	$35.06
High	$39.52	$38.89	$39.25
Low	$36.62	$34.42	$34.66
Quarter end price to book value	2.6	x	2.5	x	2.9	x
Quarter end price to 2006 earnings	16.3	x	15.5	x	N/A
Dividends declared per share	$0.295	$0.275	$0.275

First Midwest Bancorp, Inc.	Press Release Dated January 24, 2007

Condensed Consolidated Statements of Condition
	December 31,

(Amounts in thousands)	2006	2005

	Unaudited (1)	Audited
Assets
Cash and due from banks	$209,825	$157,070
Funds sold and other short-term investments	9,841	5,908
Securities available for sale	2,442,674	2,286,630
Securities held to maturity, at amortized cost	91,380	56,772
Loans	5,008,944	4,306,191
Reserve for loan losses	(62,370)	(56,393)

Net loans	4,946,574	4,249,798

Premises, furniture, and equipment	126,677	95,345
Investment in corporate owned life insurance	196,598	156,441
Goodwill and other intangible assets	292,658	95,997
Accrued interest receivable and other assets	125,299	106,190

Total assets	$8,441,526	$7,210,151

Liabilities and Stockholders' Equity
Deposits	$6,167,216	$5,147,832
Borrowed funds	1,182,268	1,294,532
Long-term debt	228,674	130,092
Accrued interest payable and other liabilities	112,354	93,627

Total liabilities	7,690,512	6,666,083

Common stock	613	569
Additional paid-in capital	205,044	60,760
Retained earnings	823,787	762,575
Accumulated other comprehensive loss	(15,288)	(8,284)
Treasury stock, at cost	(263,142)	(271,552)

Total stockholders' equity	751,014	544,068

Total liabilities and stockholders' equity	$8,441,526	$7,210,151

  While unaudited, the 2006 Condensed Consolidated Statement of Condition has been prepared in accordance with U.S. generally accepted accounting principles and is derived from the 2006 financial statements upon which Ernst & Young LLP, First Midwest's independent external auditor, will issue an audit opinion upon completion of their audit procedures.

First Midwest Bancorp, Inc.			Press Release Dated January 24, 2007

Condensed Consolidated Statements of Income	Quarters Ended		Years Ended
December 31,			December 31,

(Amounts in thousands except per share data)	2006	2005	2006	2005

Unaudited (1)		Unaudited (1)	Unaudited (2)	Audited
Interest Income
Loans	$94,183	$73,503	$352,939	$266,925
Securities	31,076	26,412	122,909	99,404
Other	138	115	561	371

Total interest income	125,397	100,030	476,409	366,700

Interest Expense
Deposits	42,769	26,174	148,118	86,675
Borrowed funds	16,105	12,363	62,974	35,834
Long-term debt	3,760	2,144	13,458	8,341

Total interest expense	62,634	40,681	224,550	130,850

Net interest income	62,763	59,349	251,859	235,850
Provision for loan losses	3,865	2,780	10,229	8,930

Net interest income after provision for loan losses	58,898	56,569	241,630	226,920

Noninterest Income
Service charges on deposit accounts	10,594	8,308	40,036	30,199
Trust and investment management fees	3,666	3,059	14,269	12,593
Other service charges, commissions, and fees	5,362	4,479	20,135	17,572
Card-based fees	3,712	2,615	13,777	10,207

Subtotal, fee-based revenues	23,334	18,461	88,217	70,571

Corporate owned life insurance income	1,966	1,437	7,616	5,163
Security gains, net	3,371	(6,152)	4,269	(3,315)
Other	982	664	3,181	2,193

Total noninterest income	29,653	14,410	103,283	74,612

Noninterest Expense
Salaries and employee benefits	26,507	23,991	106,201	95,179
Net occupancy expense	5,007	4,340	20,153	16,618
Equipment expense	2,740	2,117	10,227	8,555
Technology and related costs	1,532	1,513	6,584	5,677
Other	12,009	10,617	49,450	39,674

Total noninterest expense	47,795	42,578	192,615	165,703

Income before taxes	40,756	28,401	152,298	135,829
Income tax expense	9,228	5,771	35,052	34,452

Net Income	$31,528	$22,630	$117,246	$101,377

Diluted Earnings Per Share	$0.63	$0.49	$2.37	$2.21

Dividends Declared Per Share	$0.295	$0.275	$1.120	$1.015

Weighted Average Diluted Shares Outstanding	50,392	45,753	49,469	45,893

(1) While unaudited, the Condensed Consolidated Statements of Income for the quarters ended December 31, 2006 and 2005 have been prepared in accordance with U.S. generally accepted accounting principles and are derived from quarterly financial statements.

(2) While unaudited, the Condensed Consolidated Statement of Income for the year ended December 31, 2006 has been prepared in accordance with U.S. generally accepted accounting principles and is derived from the 2006 financial statements upon which Ernst & Young LLP, First Midwest's independent external auditor, will issue an audit opinion upon completion of their audit procedures.

First Midwest Bancorp, Inc.		Press Release Dated January 24, 2007

Selected Quarterly Data
Unaudited	Year to Date		Quarters Ended

(Amounts in thousands except per share data)	12/31/06	12/31/05	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05

Net interest income	$251,859	$235,850	$62,763	$65,673	$65,958	$57,465	$59,349
Provision for loan losses	10,229	8,930	3,865	2,715	2,059	1,590	2,780
Noninterest income	103,283	74,612	29,653	26,991	25,267	21,372	14,410
Noninterest expense	192,615	165,703	47,795	49,118	51,990	43,712	42,578
Net income	117,246	101,377	31,528	31,215	28,735	25,768	22,630
Diluted earnings per share	$2.37	$2.21	$0.63	$0.62	$0.57	$0.55	$0.49
Return on average equity	16.87%	18.83%	16.40%	17.09%	16.50%	17.64%	16.58%
Return on average assets	1.42%	1.44%	1.47%	1.44%	1.33%	1.44%	1.25%
Net interest margin	3.67%	3.87%	3.57%	3.69%	3.70%	3.76%	3.79%
Efficiency ratio	50.53%	49.44%	49.55%	49.06%	52.12%	51.51%	49.76%

Period end shares outstanding	50,025	45,387	50,025	50,001	49,925	49,866	45,387
Book value per share	$15.01	$11.99	$15.01	$14.92	$13.92	$13.81	$11.99
Dividends declared per share	$1.120	$1.015	$0.295	$0.275	$0.275	$0.275	$0.275

Asset Quality Data
Unaudited	Year to Date		Quarters Ended

(Amounts in thousands)	12/31/06	12/31/05	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05

Nonaccrual loans	$16,209	$11,990	$16,209	$17,459	$15,447	$17,178	$11,990
Foreclosed real estate	2,727	2,878	2,727	4,088	4,195	4,033	2,878
Loans past due 90 days and still accruing	12,810	8,958	12,810	11,296	14,185	10,693	8,958

Nonperforming loans to loans	0.32%	0.28%	0.32%	0.34%	0.31%	0.34%	0.28%
Nonperforming assets to loans plus foreclosed real estate	0.38%	0.35%	0.38%	0.42%	0.39%	0.42%	0.35%
Nonperforming assets plus loans past due 90 days to loans plus foreclosed real estate	0.63%	0.55%	0.63%	0.65%	0.67%	0.63%	0.55%
Reserve for loan losses to loans	1.25%	1.31%	1.25%	1.23%	1.24%	1.24%	1.31%
Reserve for loan losses to nonperforming loans	385%	470%	385%	357%	404%	363%	470%

Provision for loan losses	$10,229	$8,930	$3,865	$2,715	$2,059	$1,590	$2,780
Net loan charge-offs	10,187	9,255	3,865	2,704	2,053	1,565	2,670

Net loan charge-offs to average loans	0.21%	0.22%	0.30%	0.21%	0.16%	0.15%	0.25%